EXHIBIT 21

Subsidiary of Registrant

The Registrant has no subsidiaries. Registrant will, as directed by the Office of the Comptroller of the Currency, form CNB Interim National Bank as a wholly-owned subsidiary of Registrant for the purpose of consummating the holding company conversion.